UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ALERUS FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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401 Demers Avenue

Grand Forks, North Dakota 58201

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2020

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Alerus Financial Corporation (the “Company”) will be held at the Alerus Center, located at 1200 42nd Street South, Grand Forks, North Dakota, on Tuesday,  May 12, 2020, at 1:30 p.m., local time, for the following purposes:

1.	to elect the eight director nominees named in the accompanying proxy statement to serve on the board of directors of the Company;
2.	to ratify the appointment of CliftonLarsonAllen LLP as the independent public accounting firm for the Company for the fiscal year ending December 31, 2020; and
3.	to transact such other business as may properly be brought before the annual meeting or any adjournments or postponements of the meeting.

Only stockholders of record as of the close of business on March 13, 2020 will be entitled to notice of, and to vote at, the annual meeting. If there are an insufficient number of votes for a quorum, the meeting may be adjourned or postponed to permit us to continue to solicit proxies.

By Order of the Board of Directors

Randy L. Newman
President, CEO, and Chairman

Grand Forks, North Dakota

April 1, 2020

YOUR VOTE IS VERY IMPORTANT. PLEASE EXERCISE YOUR STOCKHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

* We intend to hold our annual meeting in person. However, we continue to monitor the situation regarding COVID-19 (Coronavirus) closely, taking into account guidance from the Center for Disease Control and Prevention and the World Health Organization. The health and well-being of our various stakeholders is our top priority. Accordingly, we are planning for the possibility that the annual meeting may be held on a different date or solely by means of remote communication if we determine that it is not advisable to hold an in-person meeting as scheduled. In the event the annual meeting will be held on a different date or solely by remote communication, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at investors.alerus.com and filed with the U.S. Securities and Exchange Commission as additional proxy material. As always, we encourage you to vote your shares prior to the annual meeting.

ALERUS FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2020

This proxy statement (this  “Proxy Statement”) is furnished in connection with the solicitation by the board of directors (the “Board”) of Alerus Financial Corporation (the “Company”) of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held at the Alerus Center, located at 1200 42nd Street South, Grand Forks, North Dakota, on Tuesday,  May 12, 2020, at 1:30 p.m., local time, and at any adjournments or postponements of the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the Annual Meeting at the Company’s principal executive offices, located at 401 Demers Avenue, Grand Forks, North Dakota 58201, during the ten days prior to the meeting, during ordinary business hours, and during the meeting.

We intend to hold our Annual Meeting in person. However, we continue to monitor the situation regarding COVID-19 (Coronavirus) closely, taking into account guidance from the Center for Disease Control and Prevention and the World Health Organization. The health and well-being of our various stakeholders is our top priority. Accordingly, we are planning for the possibility that the Annual Meeting may be held on a different date or solely by means of remote communication if we determine that it is not advisable to hold an in-person meeting as scheduled. In the event the Annual Meeting will be held on a different date or solely by remote communication, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website at investors.alerus.com and filed with the U.S. Securities and Exchange Commission as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

The Company is a Delaware corporation headquartered in Grand Forks, North Dakota. The Company is a registered financial holding company, which owns all of the issued and outstanding capital stock of Alerus Financial, National Association, a national  banking association with its main office also located in Grand Forks, North Dakota (the “Bank”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2020:

Our Proxy Statement and 2019 annual report on Form 10‑K are available online at http://www.astproxyportal.com/ast/19579/.

QUESTIONS AND ANSWERS

The following is information regarding the Annual Meeting and voting process, presented in a question and answer format.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and a proxy card from us because on March 13, 2020 (the “Record Date”), you owned shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”). This Proxy Statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning the matters to assist you in making an informed decision.

The Board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of Common Stock at the Annual Meeting in the manner you direct. If you vote using one of the methods described herein, you appoint the proxy holder as your representative at the meeting, who will vote your shares as you instruct, thereby assuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card, or vote by internet or telephone, in advance of the meeting, just in case your plans change. If you have signed and returned the proxy card, or voted by internet or telephone, and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on:  (1) the election of the eight director nominees named in this Proxy Statement to serve on the Board of the Company; and (2) the ratification of the appointment of CliftonLarsonAllen LLP as our independent public accounting firm for the 2020 fiscal year.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares “FOR” the election of each of the director nominees named in this Proxy Statement and “FOR” the ratification of CliftonLarsonAllen LLP as our independent public accounting firm for the 2020 fiscal year.

How do I vote?

Stockholders of Record.  If you are a stockholder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a bank, broker or other holder of record), you must provide your voting instructions in accordance with the voting instruction form provided by your bank, broker or other holder of record, who will then vote your shares on your behalf. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or by accessing the website specified on your proxy card and by following the preprinted instructions on the proxy card. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Votes submitted by telephone or internet must be received by 11:59 p.m., Eastern Time, on Monday, May 11, 2020.  The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.

If you want to vote in person, please come to the meeting. We will distribute written ballots to any stockholder who is entitled to vote and who wants to vote at the meeting.  Please note, however, that if you are a street name holder, you will need to arrange to obtain a legal proxy from your broker in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card, or vote by telephone or internet, in advance of the meeting just in case your plans change.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:  (i) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions; then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non‑vote.”

At the meeting, the election of directors is considered a non‑routine matter, but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

What should I do if some or all of my shares are held by the Company’s Employee Stock Ownership Plan?

If you hold shares of Common Stock as a participant in the Alerus Financial Corporation Employee Stock Ownership Plan (the “ESOP”) you will be receiving this Proxy Statement, together with a confidential voting instruction form, from the trustee of the ESOP. You should submit your confidential voting instruction form directly to the trustee, who will vote the shares allocated to you in accordance with your direction. If no voting instructions are received by the ESOP trustee with respect to the shares allocated to you, the ESOP trustee will vote such shares in a manner that is consistent with and proportionate to the voting instructions received from those ESOP participants and beneficiaries who did provide voting direction. If you have any questions regarding these procedures, you should contact the ESOP trustee.

If you hold shares of Common Stock as a participant in the ESOP and shares of Common Stock outside of the ESOP, you should submit to the ESOP trustee a confidential voting instruction form with respect to the shares held through the ESOP and also submit a proxy to the Company for the shares held outside the ESOP.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219;
•	timely submitting another proxy via the telephone or internet; or
•	voting in person at the meeting.

If you hold your shares in the name of your broker or the ESOP, and desire to change your vote, you will need to contact your broker or the trustee of the ESOP to do so.

What is the quorum for each matter?

The holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the Annual Meeting as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the  Annual Meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting; or
•	has properly submitted a signed proxy card or other proxy.

On the Record Date there were 17,302,799 shares of Common Stock issued and outstanding, which is the only class of voting stock of the Company outstanding.  Therefore, at least 8,651,400 shares need to be represented in order to constitute a quorum. Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot.  Similarly, abstentions will be considered in determining the presence of a quorum. Only the holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote on such matters as may come before the Annual Meeting.

What happens if a director nominee is unable to stand for election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than eight director nominees. The Board has no reason to believe any nominee will be unable to stand for election.

How many votes may I cast?

You are entitled to cast one vote for each share of Common Stock you owned on the Record Date. The proxy card included with this Proxy Statement indicates the number of shares owned by an account attributable to you. Stockholders do not have cumulative voting rights with respect to the election of directors.

How many votes are needed for each proposal?

On Proposal 1 (Election of Directors), the eight individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. In an uncontested election, all director nominees will be elected if they receive at least one vote “for” their election.  Abstentions and broker non-votes, if any, will not affect the outcome of the election.

Proposal 2 (Ratification of CliftonLarsonAllen LLP) must receive the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.  Abstentions will have the same legal effect as a vote “against” this proposal, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this proposal.

Unless otherwise provided by law, or by the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or the Second Amended and Restated Bylaws of the Company (the “Bylaws”), any other matter properly brought before the Annual Meeting or any adjournment thereof shall be decided by the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.  Abstentions will have the same legal effect as a vote “against” these matters, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on such matters.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiary may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We have engaged Broadridge Financial Solutions to assist in the delivery of proxy materials and establish and operate an online and telephonic voting platform and process.  We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting.  The voting results will also be disclosed in a Current Report on Form 8‑K that we will file with the Securities and Exchange Commission within four business days after the Annual Meeting.

How can multiple stockholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by contacting the Company’s secretary at 401 Demers Avenue, Grand Forks, North Dakota 58201 or (701)  795‑3200. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

PROPSOSAL 1 – ELECTION OF DIRECTORS

General

The Company has one class of directors who serve for one-year terms or until their successors are elected and qualified. The Company’s  current Certificate of Incorporation provides that the Board will consist of a maximum of 12 persons and a minimum of 5  persons, and the current Bylaws provide that the number of directors may be fixed from time to time by the Board within the range set by the Certificate of Incorporation.  By resolutions adopted by the Board, the number of directors of the Board is currently fixed at eight.

The Board, acting upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following eight director nominees for election at the Annual Meeting, each to hold office for a one-year term expiring at the annual meeting of stockholders in 2021 or until a successor is elected and qualified: Randy L. Newman, Karen M. Bohn, Lloyd G. Case, Daniel E. Coughlin, Kevin D. Lemke, Michael S. Mathews, Sally J. Smith and Galen G. Vetter.  All of the director nominees are currently serving on the Board.

All of the director nominees have consented to serve. If for any reason any director-nominee becomes unavailable for election, the Board may designate a substitute director-nominee, in which event the shares represented by proxies returned to the Company will be voted for the substitute director-nominee, unless an instruction to the contrary is indicated on the proxy card.

The Board unanimously recommends that you vote “FOR” each of the nominees for director.

Information About the Director Nominees

The following table sets forth information as of the date of this Proxy Statement regarding the nominees for election.

NOMINEES

			Director
Name	Age	Position	Since
Randy L. Newman	66	Chairman, Chief Executive Officer and President	1988
Karen M. Bohn	66	Director	1999
Lloyd G. Case	74	Director	2005
Daniel E. Coughlin	57	Director	2016
Kevin D. Lemke	67	Director	1994
Michael S. Mathews	48	Director	2019
Sally J. Smith	62	Director	2007
Galen G. Vetter	68	Director	2013

The following is a brief discussion of the business and banking background and experience of each of our directors for at least the past five years. The biographies contain information regarding the person’s experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director. No director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

Randy L. Newman.    Mr. Newman serves as Chairman, Chief Executive Officer and President of our Company and Bank. He has served as a director of the Bank since 1987 and a director of the Company since 1988. Mr. Newman joined Alerus Financial, formerly First National Bank North Dakota in 1981, and became its President in 1987 and Chief Executive Officer in 1995. Prior to joining Alerus Financial, he taught Corporate Finance and Business Strategy courses at the University of North Dakota. He was a director of the FHLB of Des Moines from 1999‑2007. Mr. Newman served as a Class A Director of the Federal Reserve Bank of Minneapolis from 2012‑2018. Mr. Newman received his BSBA in 1975 and his MBA in 1979 from the University of North Dakota.

Karen M. Bohn.    Ms. Bohn, a director of the Company since 1999, is the current President of Galeo Group, LLC. She also currently serves on the board of directors of OtterTail Corporation, Ameriprise Certificate Corporation and RiverSource Life Insurance Company. Prior to forming Galeo Group, she served for more than 20 years in executive roles at Piper Jaffray Companies Inc. She was Chief Administrative Officer at Piper Jaffray, overseeing corporate communications, community affairs, government relations, human resources, office services, strategic and operational planning, and retirement plans. She also served as President of Piper Jaffray Companies Foundation, and as President of Piper Trust Company. Ms. Bohn studied at the Securities Industry Institute of The Wharton School, University of Pennsylvania in Philadelphia. She received her bachelor’s and master’s degrees from the University of North Dakota in Grand Forks.

Lloyd G. Case.    Mr. Case has served as a director of the Company since 2005. Mr. Case spent more than 30 years with Forum Communication Company, holding multiple executive roles during his tenure. He currently serves on the board of directors of Forum Communications and served as President and Chief Executive Officer from 2010 until his retirement in 2014. Prior to that, he served as Chief Financial Officer and Vice President of the company’s Newspapers division. He has held membership on numerous boards of directors and associations involved in industries such as accounting, media, health care, and nonprofit, including service on the board of Forum Communications. Mr. Case is a 1971 graduate of the University of North Dakota and holds a CPA designation (inactive).

Daniel E. Coughlin.    Mr. Coughlin has served as a director of the Company since 2016. He served as the Managing Director and Co-Head of the Financial Services practice at Raymond James & Associates from 2011 until his retirement in 2014. Beginning in 2001, Mr Coughlin served as Chairman and CEO of Howe Barnes Hoefer & Arnett prior to its 2011 merger with Raymond James and served eight additional years with Howe Barnes Hoefer & Arnett in various capacities. Mr. Coughlin also spent seven years with the Federal Reserve Bank of Chicago where he assessed the competitive implications of bank mergers and acquisitions. A 35‑year industry veteran, Mr. Coughlin possesses vast knowledge and experience in areas such as strategic planning, risk management, mergers and acquisitions, and capital formation.

Kevin D. Lemke.    Mr. Lemke, a director of the Company since 1994, has been the President and owner of Virtual Systems,  Inc. since 1994. He is the former owner and information systems director of ComputerLand of Grand Forks. He is also an investor with RAIN Source Capital, which focuses on growing private companies through a community-based system of investors, capital, and expertise. Mr. Lemke earned a Bachelor of Science degree in mathematics and computer science, magna cum laude, from the University of North Dakota in 1975. Mr. Lemke also holds a certificate in data processing and computer programming from the Institute for Certification of Computer Professionals.

Michael S. Mathews.    Mr. Mathews, a director of the Company since 2019, has served as Chief Information Officer of Deluxe Corporation since 2013. In addition to leadership roles with UnitedHealth Group and Merrill Lynch, Mr. Mathews also founded and built his own management consulting business, The Infology Group, Inc., which he later transitioned to key partners. Mr. Mathews holds a bachelor’s degree in business administration, marketing and decision sciences from Miami University. In 2018, he was honored as a CIO of the year Orbie award finalist. Mr. Mathews currently serves as chair of the board of directors for the Twin Cities CIO Leadership Association, and is also a member of the board of directors for Genesys Works.

Sally J. Smith.    Ms. Smith, a director of the Company since 2007, is the former Chief Executive Officer and President of Buffalo Wild Wings. She served as Chief Executive Officer from 1996 to 2018, as a director from 1996 to 2018, and was the company’s Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith holds a CPA license (inactive). She serves on the board of directors for, and is past chair of, the National Restaurant Association. She also serves on board of directors of Hormel Foods, Allina Health Systems, Marvin Windows and Digi International Inc.

Galen G. Vetter.    Mr. Vetter has served as a director of the Company since 2013. Mr. Vetter has varied and broad board of director experience, having served on over a dozen boards over the past three decades. He is a retired CPA with an extensive background including numerous executive level positions at Franklin Templeton Investments and RSM US LLP. Mr. Vetter’s roles at RSM included Partner In-Charge of the Upper Midwest Region and National Executive Partner, with leadership responsibilities for financial management, information technology, and development of professional services industry practices. As CFO and Senior Vice President at Franklin Templeton Mr. Vetter’s responsibilities included oversight of accounting, financial compliance and filings in dozens of counties for over four hundred funds. He also was the executive sponsor for global internal controls and risk management for the Franklin Templeton Funds. Mr. Vetter retired in 2012. Mr. Vetter currently serves as an advisory board member for Land O’Lakes, Inc. Mr. Vetter holds a Bachelor of Science degree with an accounting emphasis from the University of Northern Iowa.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have eight directors serving on our Board, a majority of whom we have determined to be “independent,” as that term is defined by the rules of The Nasdaq Stock Market LLC (“Nasdaq”). Our Board has evaluated the independence of its members based upon the rules of Nasdaq and the Securities and Exchange Commission (“SEC”). Applying these standards, and based on information provided by each director concerning his background, employment and affiliations, our Board has affirmatively determined that, with the exception of Mr. Newman, each of our current directors is an independent director, as defined under the applicable rules. The Board determined that Mr. Newman does not qualify as an independent director because he is an executive officer of the Company and the Bank.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Newman, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Certificate of Incorporation and Bylaws.

The current charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are available on the Company’s website at investors.alerus.com under the “Governance – Governance Documents” heading.

Board and Committee Meetings

During the fiscal year ended December 31, 2019, the Board held five regular meetings and three special meetings.  During 2019, all directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees on which they served. In 2020, the full Board intends to meet at least five times with special meetings held from time to time when necessary and through committee membership, which is discussed below. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

The Board also regularly holds executive sessions of the outside (non-management) members of the Board without inside directors or executive management present. The chairman at these executive sessions is the lead independent director of the Board (the “Lead Director”).  The Lead Director is responsible for coordinating with the Chief Executive Officer to set the agenda for Board meetings and advising the Chief Executive Officer on various Board matters.  As of the date of this Proxy Statement, Mr. Coughlin serves as the Lead Director.

Committee Structure

The Board exercises certain of its powers through the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. Each committee has a charter that addresses its purpose, authority, and responsibilities and contains other provisions relating to membership and meeting requirements. As required by its charter, each committee annually reviews and assesses its charter, but may recommend amendments at any time. In addition, each charter requires the committee to annually review its performance. Each committee has the authority to engage outside advisors to the extent it considers appropriate to assist the committee in its work. Each committee is comprised of non-employee directors only and each non-employee director sits on at least two committees. Each committee chair reports to the full Board on the matters undertaken at each committee meeting.

The following table summarizes the membership of each of the committees of the Board:

Nominating and
Corporate
	Audit	Compensation	Governance	Risk
Director Name	Committee	Committee	Committee	Committee
Karen M. Bohn	X		Chair
Lloyd G. Case	X		X
Daniel E. Coughlin		X		Chair
Kevin D. Lemke		Chair		X
Michael S. Mathews		X		X
Sally J. Smith		X		X
Galen G. Vetter	Chair		X

The following is a summary of the functions of each committee:

Audit Committee

Our Audit Committee currently consists of Galen G. Vetter (Chair), Karen M. Bohn and Lloyd G. Case. Our Board has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for Audit Committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Vetter has the required financial sophistication due to his experience and background, which Nasdaq rules require at least one such Audit Committee member have. Our Board has determined that Mr. Vetter also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules. The Audit Committee of the Board met six times in 2019.

Our Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Audit Committee is available on our website at investors.alerus.com. As described in its charter, our Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;
•	reviewing the independence of our independent auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;
•	reviewing our earnings releases and reports filed with the SEC;
•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports;
•	reviewing and approving transactions for potential conflicts of interest under our Company’s conflict of interest policy; and
•	handling such other matters that are specifically delegated to the Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee currently consists of Kevin D. Lemke (Chair), Daniel E. Coughlin,  Michael S. Mathews and Sally J. Smith. Our Board has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that all of the members of our Compensation Committee are “independent” under Nasdaq rules and also satisfy the additional independence standards under Nasdaq rules for compensation committee service. The Compensation Committee met six times in 2019.

Our Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Compensation Committee is available on our website at investors.alerus.com. As described in its charter, our Compensation Committee has responsibility for, among other things:

•

reviewing, monitoring and approving our overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;

•	determining the annual compensation of our Chief Executive Officer;
•	determining stock ownership guidelines for the Chief Executive Officer, directors and other executive officers and monitoring compliance with such guidelines;
•	overseeing the administration of our equity plans and other incentive compensation plans and programs and making recommendations to our Board relating to these matters;
•	preparing the Compensation Committee report required by SEC rules to be included in our annual report; and
•	handling such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Karen M. Bohn (Chair), Lloyd G. Case and Galen G. Vetter. Our Board has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Nasdaq rules. The Nominating and Corporate Governance Committee met five times in 2019.

Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at investors.alerus.com. As described in its charter, our Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board as nominees for election as directors or to fill any vacancies on our Board;
•	developing and recommending to the Board a set of corporate governance guidelines applicable to our Company and reviewing these guidelines at least once a year;
•

reviewing the board of director’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time.

In carrying out its nominating functions, the Nominating and Corporate Governance Committee has developed qualification criteria for all potential director nominees, including incumbent directors, Board nominees and stockholder nominees included in the proxy statement. These criteria include the following attributes:

•	integrity and high ethical standards in the nominee’s professional life;
•	sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service to the board;
•	evidence of leadership and sound judgment in the nominee’s professional life;
•	a willingness to abide by any published code of ethics for our Company;
•	a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member; and
•	diversity of viewpoints, background, experience and other demographics.

The Nominating and Corporate Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent).

Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the following attributes with respect to each existing director:

•	board and committee attendance and performance;
•	age and length of board service;
•	experience, skills and contributions that the existing director brings to the board;
•	independence and any conflicts of interest; and

•	any significant change in the director’s professional status or work experience, including the attributes considered for initial board membership.

The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for board membership proposed by stockholders that are supported by adequate information about the candidates’ qualifications and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Risk Committee

Our Risk Committee currently consists of Daniel E. Coughlin (Chair), Kevin D. Lemke, Michael S. Mathews and Sally J. Smith, each of whom are independent from management of our Company and Bank. Our Risk Committee is composed solely of members who are independent in accordance with the requirements of Rule 10A‑3 of the Exchange Act, subject to the exceptions provided in Rule l0A‑3(b) of the Exchange Act, and independent in accordance with the rules of the Nasdaq Stock Market, subject to the exceptions provided in Nasdaq Rule 5615(b). The Risk Committee met five times in 2019.

Our Risk Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Risk Committee is available on our website at investors.alerus.com. As described in its charter, our Risk Committee has responsibility for, among other things:

•	overseeing management’s establishment of a risk management vision and annually approving our Company’s risk appetite statement;
•	annually reviewing and approving our Company’s overall risk management framework;
•	annually reviewing and approving our Company’s general enterprise risk policy;
•	reviewing management reports summarizing our Company’s enterprise level risk profile; and
•	handling such other matters that are specifically delegated to the Risk Committee by our Board from time to time.

Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Stockholders may contact our Board by contacting Randy L. Newman, Chairman, President and Chief Executive Officer, Alerus Financial Corporation at 401 Demers Avenue, Grand Forks, North Dakota 58201 or (701) 795‑3200.

Nominations of Directors and Stockholder Proposals. The matters to be considered and brought before any annual or special meeting of our stockholders are limited to only those matters as shall be brought properly before such meeting in compliance with the procedures set forth in our Bylaws. For proposals to be brought by a stockholder of the Company and voted upon at an annual meeting, including with respect to the nomination of a director, the stockholder must deliver written notice of the proposal to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. However, if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the stockholder’s notice shall be given in the manner provided in our Bylaws by the later of the close of business on (1) the date 90 days prior to such Other Meeting Date or (2) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed. In the event that the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by us at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our secretary at our principal executive office not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board is publicly announced or disclosed. The stockholder’s notice to the secretary must include, among other things set forth in our Bylaws: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons why the such stockholder favors the proposal; (b) the name and address of the stockholder proposing such business; (c) the number of shares of our Common Stock or other equity or debt securities beneficially owned by such stockholder on the date of such stockholder’s notice; and (d) any financial or other interest of such stockholder in the proposal. Stockholders should refer to the full text of our advance notice provisions contained in Section 1.12 of our Bylaws.

Written notice of stockholder proposals to be brought at our 2021 annual meeting of stockholders in accordance with the above procedures must be delivered to our secretary no earlier than January 12, 2021 and no later than February 11, 2021, unless an Other Meeting Date occurs with respect to the 2021 Annual Meeting, in which case the notice delivery requirements will be as set forth above with respect to meetings with Other Meeting Dates.

In lieu of the foregoing notice procedures, stockholders seeking to submit a proposal for inclusion in our proxy statement for the 2021 annual meeting of stockholders must follow the procedures and meet the other requirements outlined in Rule 14a‑8 of the Securities Exchange Act of 1934, as amended, and we must receive such proposal at our principal executive office on or before December 2, 2020.

Any proposals, notices or nominations must be sent to the attention of our corporate secretary at Alerus Financial Corporation, 401 Demers Avenue, Grand Forks, North Dakota 58201. A copy of our Bylaws, which we included as an exhibit to our Form S‑1 filed with the SEC on August 16, 2019, can be accessed through the SEC’s website at www.sec.gov.

Board Leadership Structure

Our Board does not have a formal policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is our directors’ view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. The positions of Chairman and Chief Executive Officer have been combined and are held by Mr. Newman. We believe this board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the Board as a whole. As noted above, Mr. Newman is not currently considered to be "independent" according to Nasdaq rules.

Because the Chairman of the Board is not an independent director, our Board has a separate lead independent director. Currently, Mr. Coughlin serves as our lead independent director. The lead independent director assists the board in practicing effective corporate governance, serves as chairperson of the independent director sessions and chairs board meetings during any meetings or portions of meetings if Mr. Newman is absent. Consistent with Nasdaq listing requirements, the independent directors will regularly have the opportunity to meet without Mr. Newman present.

Board Oversight of Risk Management

Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

The Risk Committee of our Board oversees our enterprise-wide risk management framework and corporate risk function, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our Risk Committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics and risk appetite statement developed by management and approved by the Risk Committee. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our Board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and Corporate Governance Committee of our Board oversees risks associated with the independence of our Board and potential conflicts of interest.

Our executive management team is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our executive management team is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board in our risk oversight is consistent with our leadership structure, with the members of our executive management team having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

During 2019, Daniel E. Coughlin, Kevin D. Lemke, Michael S. Mathews and Sally J. Smith served on our Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the Board, Compensation Committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow and is available on our website at investors.alerus.com. In accordance with SEC rules, we intend to disclose on the “Investor Relations” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

Director Compensation

We compensated our non-employee directors in 2019 with an annual retainer and additional fees for meeting attendance and service as committee chair or lead director. Our annual retainer consisted of a cash payment of $20,000 and a grant of immediately and fully vested Company shares with a grant date value equal to $35,000. Messrs. Coughlin, Vetter, and Lemke and Ms. Bohn each received an additional retainer of $6,000 for serving as Lead Director and committee chairs, respectively. Non-employee directors also receive $3,000 for attending each quarterly meeting of the Board and the annual risk oversight meeting, and also $1,000 for attending each quarterly committee meeting. In the instance of special meetings, directors receive $1,000 for meetings of three hours or less, and $2,000 for meetings longer than three hours. Mr. Newman, who serves as Chairman of the Board, does not receive fees for his service on the Board or meeting attendance.

The following table sets forth information regarding 2019 compensation for each of our non-employee directors. None of the directors receives any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

	Fees Earned		Nonqualified
	or		Deferred
	Paid in	Stock	Compensation
Name	Cash	Awards	Earnings (2)	Total
Harold A. Gershman (1) (3)	$13,000	$—	$25,343	$38,343
Kevin D. Lemke	59,000	35,000	7,713	101,713
Karen M. Bohn	61,000	35,000	—	96,000
Lloyd G. Case (1)	52,000	35,000	13,564	100,564
Sally J. Smith (1)	55,000	35,000	12,247	102,247
Galen G. Vetter (1)	60,000	35,000	6,918	101,918
Daniel E. Coughlin (1)	73,000	35,000	4,238	112,238
Michael S. Mathews	49,000	35,000	—	84,000

(1)

Directors may elect to defer up to 100% of their annual cash fees under the terms of the Alerus Financial Corporation Deferred Compensation Plan for Directors. These directors elected to defer fees under the plan in 2019.

(2)

Elective deferrals are subject to earnings as set forth in the plan, but are otherwise not matched by the Company. Amounts reported here reflect “above market earnings,” as determined in accordance with the applicable proxy disclosure rules, credited under the Deferred Compensation Plan for Directors.

(3)	Mr. Gershman retired from our Board in May 2019.

Executive Officers

The following table sets forth information as of the date of this proxy statement regarding our executive officers:

Name	Age	Position
Randy L. Newman	66	Chairman, Chief Executive Officer and President
Katie A. Lorenson	39	Executive Vice President and Chief Financial Officer
Ann M. McConn	60	Executive Vice President and Chief Shared Services Officer
Karin M. Taylor	52	Executive Vice President and Chief Risk Management Officer
Ryan S. Goldberg	48	Executive Vice President and Chief Revenue Officer

The business and banking background and experience of each of our executive officers, other than Mr. Newman who also serves as a director, for at least the past five years is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

Katie A. Lorenson.   Ms. Lorenson joined Alerus as Executive Vice President and Chief Financial Officer in December 2017. Ms. Lorenson is a seasoned executive with extensive experience overseeing financial service organizations, most recently serving as CFO at MidWestOne Financial Group, Inc. She previously served as CFO for Central Bancshares, which was acquired by MidWestOne Financial Group, Inc. in 2015. Prior to these roles, Ms. Lorenson served as Manager on the Financial Institutions Team for RSM (McGladrey & Pullen).

Ann M. McConn.   Ms. McConn serves as Executive Vice President and Chief Shared Services Officer, overseeing our Company’s marketing, information technology, human resources, and operations areas.  Ms. McConn has more than 30 years of experience in the financial services industry. She joined Alerus in 2002 and previously served as the Company’s executive director of retirement and benefit services, and wealth management, and as Fargo Market President. Her past experience includes roles as vice president of financial services and wealth management, and senior vice president of trust and investments at another financial institution. She also previously served as a trust investment officer at First National Bank North Dakota (today known as Alerus).

Karin M. Taylor.   Ms. Taylor joined Alerus as Executive Vice President and Chief Risk Officer in November 2018. Ms. Taylor has 28 years of industry experience, including in the area of risk management. She most recently served as Chief Risk Officer at MidWestOne Bank and, prior thereto, as Chief Risk Officer for Central Bank, which was acquired by MidWestOne Financial Group, Inc. in 2015. Prior to these roles, Ms. Taylor served as Director of Risk Management Consulting at RSM McGladrey. Ms. Taylor received a Bachelor’s of Art degree from St. Olaf College and also graduated with honors from the Graduate School of Banking in 2018.

Ryan S. Goldberg.    Mr. Goldberg joined Alerus as Executive Vice President and Chief Revenue Officer on March 31, 2020. Mr. Goldberg will oversee all revenue-related functions at the Company, including sales and business development, product and services management, client segmentation, and client servicing. Mr. Goldberg previously served as Executive Vice President and Director of Retail Banking at Flagstar Bancorp, a position he held since June 2018. Prior to working at Flagstar Bancorp, Mr. Goldberg served in various roles at Regions Bank for over two decades. These roles included Executive Vice President and Head of Priority Banking (mass affluent) and Branch Small Business; Executive Vice President and President of Southwest Florida; and Consumer Banking Executive of Southwest Florida. Mr. Goldberg has extensive experience in sales and product management, client segmentation, and driving growth through client expansion and acquisition strategies. Mr. Goldberg received his Bachelor of Science in Finance from Florida State University.

EXECUTIVE COMPENSATION

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), which permit us to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our "named executive officers."

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, the compensation program in the future could vary from our historical practices.

Our named executive officers for 2019, which consist of our principal executive officer, and the Company’s two most other highly compensated executive officers, were:

•	Randy Newman, Chairman, President and Chief Executive Officer;
•	Kris Compton, Executive Vice President and Chief Strategy Officer; and
•	Ann McConn, Executive Vice President and Chief Shared Services Officer.

Ms. Compton retired from the Company on December 31, 2019, in the planned succession of the Company’s  Chief Strategy Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2019 and 2018 for each of our named executive officers.

					Non-Qualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary (1)	Awards (2)	Compensation (3)	Earnings (4)	Compensation (5)	Total
Randy L. Newman	2019	$570,000	$285,000	$423,398	$40,269	$161,388	$1,480,055
President & Chief Executive Officer	2018	550,000	532,500	394,344	46,261	134,625	1,657,730

Kris E. Compton	2019	325,000	97,500	168,988	1,475	26,571	619,534
Executive Vice President & Chief Strategy Officer	2018	325,000	195,000	163,115	1,779	54,845	739,739

Ann M. McConn	2019	325,000	97,500	168,988	—	21,240	612,728
Executive Vice President & Chief Shared Services Officer	2018	325,000	195,000	163,115	—	20,625	703,740

(1)	Amounts reflect base salary earned in each fiscal year.
(2)

The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2019 and 2018 in accordance with FASB ASC Topic 718. The amounts reflected assume a target level of performance as that was the probable outcome at the time of grant. The amounts reflected for 2019 represent awards granted on February 21, 2019, and are based on a fair market value of $19.88 per share. The 2019 awards are subject to a three‑year performance‑based vesting schedule. In the instance of performance at a maximum level, the 2019 awards have the following values: Mr. Newman: $427,500; and Ms. Compton and Ms. McConn: $146,250. The amounts reflected for 2018 represent two separate awards both granted on February 22, 2018, and are based on a fair market value of $22.80 per share. One award is subject to a five‑year performance‑based vesting schedule and the other award is subject to a three‑year performance‑based vesting schedule. In the instance of performance at a maximum level, the 2018 performance awards have the following values: Mr. Newman, $734,375, Ms. Compton and Ms. McConn $268,125.

(3)	Amounts reflect annual cash incentive awards earned pursuant to the Alerus Financial Short‑Term Incentive Plan.
(4)	Amounts reflect “above market earnings” credited under the Deferred Compensation Plan for Executives.
(5)	“All Other Compensation” for the named executive officers during 2019 is summarized below.

					Company
		Company		Supplemental	Deferred	Total
		401(k)		Disability	Compensation Plan	"All Other
Name	Perquisites (1)	Match (2)	ESOP (3)	Premium (4)	Contribution (5)	Compensation"
Randy L. Newman	$45,538	$12,600	$8,250	$—	$95,000	$161,388
Kris E. Compton	4,800	12,600	8,250	921	—	26,571
Ann M. McConn	390	12,600	8,250	—	—	21,240

(1)

Amounts reflect an annual automobile allowance of $5,538 for Mr. Newman and $4,800 for Ms. Compton; a Minneapolis housing allowance of $40,000 for Mr. Newman; and  a cell phone allowance of $390 for Ms. McConn.

(2)	Amounts reflect Company contributions under the 401(k) Plan with respect to 2019.
(3)	Amounts reflect Company contributions under the ESOP with respect to 2019.
(4)	Amounts reflect Company premiums for the Supplemental Disability Plan.
(5)	Amounts reflect Company contributions to the Deferred Compensation Plan for Executives with respect to the 2019 calendar year. The contributions are immediately fully vested.

General

We compensate our named executive officers through a combination of base salary, annual incentive bonus, equity awards, and other benefits including perquisites. The Compensation Committee believes our executive compensation practices should attract, motivate, and retain key talent, while also tying pay to performance to promote stockholder value and core values of the Company. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our executive officers.

Base Salary

When setting the base salary of each named executive officer for 2019, the Compensation Committee hired the Compensation Advisors, which is a member of Meyer-Chatfield Group, to perform compensation analysis and benchmarking compared to the peer group, conduct the incentive compensation program risk assessment, and provide recommendations for the long-term and short-term incentive plans. On an annual basis, the Compensation Committee reviews base salaries of the Company’s executive officers. The Compensation Committee determines the base salary for Mr. Newman without involvement of any executive officers. With respect to the other executive officers, the Compensation Committee oversees the process and has the authority to override any compensation decisions, but it has historically allowed Mr. Newman to establish base salaries.

Annual Incentive Bonus

Our named executive officers are eligible to receive an annual cash bonus under the Alerus Financial Short-Term Incentive Plan, or STIP. The purpose of the STIP is to incentivize our executive officers to drive Company performance and achieve individual performance goals established by the Committee on an annual basis. Under the STIP, the Compensation Committee establishes a target bonus as a percentage of annual base salary. Bonus pay out is based upon actual levels of achievement.

As provided under the terms of the STIP, the Compensation Committee establishes Company and individual performance metrics no later than February of the respective year. Company performance and individual performance account for 80% and 20% of target bonuses, respectively. Individual performance goals involve specific areas of accountability and special projects for the year, while the Company performance goals are comprised of specific Company performance metrics. In 2019, the Compensation Committee selected net income, revenue, and efficiency ratio as the Company’s  performance metrics.

To protect our stockholders, the Compensation Committee also sets a "Minimum Acceptable Return," or MAR, which is expressed as a minimum earnings per share target for the performance period. The Company must meet or exceed the MAR in order for any executive to earn the Company performance portion of his or her bonus. Although not conditioned upon achieving the MAR, the Compensation Committee may withhold the individual portion if the Company’s  performance is unacceptable.

Fifteen percent of each dollar over the MAR is set aside for an incentive pool from which bonuses are paid. Bonuses are earned and adjusted when warranted based upon the level of attainment of applicable performance measures. Our named executive officers may earn a maximum payout of 150% of the target bonus when warranted by superior actual performance.

The following table sets forth the parts of each named executive officer’s target bonus in 2019.

		Company Performance (80%)			Individual
	Target Bonus	Net Income	Efficiency Ratio	Revenue	Performance
Name	(as % of salary)	(40%)	(20%)	(20%)	(20%)
Randy L. Newman	50%	20%	10%	10%	10%
Kris E. Compton	35%	14%	7%	7%	7%
Ann M. McConn	35%	14%	7%	7%	7%

Equity Awards

Our named executive officers are eligible for long-term equity incentive awards under the Alerus Financial Long-Term Incentive Plan, or LTIP. The purpose of the LTIP is to enhance Company performance consistent with our corporate strategic values, focus our executives on long-term performance results consistent with the Company’s long-term strategic plan, strengthen the link between executive pay and performance through utilization of measurable Company and individual goals, and also strengthen the link between executives and our stockholders by creating a shared interest in the Company’s growth.

Pursuant to the LTIP, the Compensation Committee may award selected participants, including our named executive officers, with restricted stock units under our equity incentive plan then in effect (previously, our 2009 Stock Plan, and beginning with awards made in 2020, our 2019 Equity Incentive Plan). The Committee establishes a target award for each named executive officer, which is stated as a percentage of annual base salary. Awards vest over time based upon qualifying time and performance considerations, as set forth in each award agreement and the terms of the applicable plan. Among other terms, our award agreements provide that upon the expiration of a three-year performance-measuring period, participants will vest in a portion of the award relative to the level of attainment of the Company’s target cumulative net income goal. Award payout is determined by linear interpolation of the target award based upon our level of attainment of the net income goal, subject to a minimum threshold of 80% and a maximum of 120%, at which level the participant is eligible for 150% of the target award.

	Level of Attainment
	of Net Income Goal	Award Payout
Minimum	80%	50%
Target	100%	100%
Maximum	120%	150%

In 2019, the target awards were: 50% for Mr. Newman, and 30% for Ms. Compton and Ms. McConn. The terms of the 2009 Stock Plan are described in more detail below.

Deferred Compensation

Under the Alerus Financial Corporation Deferred Compensation Plan for Executives, our named executive officers may voluntarily defer a portion of their annual cash compensation, subject to the limit established by the Company. Elective deferrals are subject to earnings as set forth in the Plan, and are not matched by the Company. The Company has discretion to make a separate contribution to participant accounts. In 2019, only Mr. Newman received a contribution from the Company, and no named executive officers elected to defer compensation. In 2018, participant accounts were credited with earnings equal to the Company’s subordinate note debt rate, which was equal to 5.75%. Beginning in 2019, accounts are credited with earnings at the prime rate of interest as published by The Wall Street Journal.

Benefits and Other Perquisites

Our named executive officers are eligible to participate in the same benefit plans available to all of our full-time employees, including medical, dental, vision, life, disability and accidental death insurance. We also provide our employees, including our named executive officers, with several retirement benefits. Our retirement plans are designed to assist our employees with planning for and securing appropriate levels of income during retirement. We believe these plans help us attract and retain quality employees, including executives, by offering benefits similar to those offered by our competitors.

Alerus Financial Corporation Safe Harbor 401(k) Plan.    The Alerus Financial Corporation Safe Harbor 401(k) Plan, or 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Company. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2019, may elect to participate in the 401(k) Plan on the same basis as all other employees. Participants may defer into the 401(k) Plan a portion of their annual compensation equal to the applicable IRS limit. We currently provide a safe harbor matching contribution on behalf of each eligible participant equal to 100% of participant contributions on the first 3% of compensation and 50% of participant contributions on the next 3% of compensation. The Company match is contributed in the form of cash and is invested according to the employee’s current investment allocation. Although the Company may also make a discretionary matching contribution up to 4% of each eligible participant’s compensation, we did not do so in 2018 or 2019.

Alerus Financial Corporation Employee Stock Ownership Plan.    The ESOP is designed to reward eligible employees who complete a minimum number of service hours with an additional tax-qualified retirement benefit and an ownership interest in the Company. Each year,  the Company may make a contribution of cash or stock to the ESOP, which eligible employees, including our named executive officers, equally share in proportion to an eligible portion of total annual compensation. For 2019, the Company elected to contribute cash to the ESOP in an amount equal to 3% of employee compensation.

Health and Welfare Benefits.    Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers a choice of medical, dental, vision, life, disability and accidental death insurance. Other than our Supplemental Disability Plan, we do not provide our executive officers with any health and welfare benefits that are not generally available to our other employees.

Supplemental Disability Plan.    Our standard long-term disability plan covers 60% of an employee’s monthly income, up to $300,000 of annual compensation. We split the premium evenly with participating employees. For employees with annual compensation exceeding $300,000, we also  make available a Supplemental Disability Plan, which provides for additional coverage up to 60% or 75% of annual compensation. Nonexecutives pay the entire premium for supplemental coverage. The Company splits the premium for the 60% coverage level with participating executives. Executives pay the incremental additional cost if electing the 75% coverage level.

Perquisites.    We provide our named executive officers with perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on such review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2019 consisted of an automobile allowance for Mr. Newman and Ms. Compton, a housing allowance for Mr. Newman, and a cell phone allowance for Ms. McConn.

Executive Severance Agreements

In the fall of 2017, we entered into severance agreements with each of our named executive officers. The agreements generally set forth the duties and obligations of each party in the event of a termination of employment and provide us with a measure of protection by subjecting the named executive officers to certain restrictive covenants during employment and for a specified duration following termination of employment.

The agreements provide for an initial term of two years, with automatic renewal for an additional day on each day after the effective date, such that the agreement term is two years at all times. Either party may elect nonrenewal upon notice of one hundred and twenty days prior to termination. The agreements automatically terminate on the second anniversary of a change in control.

In the event the Company terminates a named executive officer for any reason other than for cause prior to a change in control, the named executive officer is eligible to receive a severance payment in 12 monthly increments equal to the sum of (i) 100% of annual base salary; (ii) the average of the named executive officer’s three most recent annual bonuses; and (iii) twelve months of the Company’s portion of premiums for health, disability, and life insurance policies in which the executive was entitled to participate immediately prior to termination. In the event of a termination within a 24‑month period following a change in control by the Company without cause or by the named executive officer for a good reason, the executive is eligible to receive a severance payment in a lump sum equal to twice the amount described above.

Each named executive officer is subject to a confidentiality provision for 24 months following termination of employment, which prohibits disclosure, and use of, the Company’s trade secrets, confidential information, customer lists, and other types of proprietary information. Our obligation to pay any severance is also conditioned upon the execution by the named executive officer of a general release and waiver of any and all claims with respect to his or her employment with the Company.  The agreements contain a modified 280G cutback provision, which provides for automatic reduction of payments if such reduction would result in a better net-after-tax result for the named executives officers after taking into account the impact of the golden parachute excise tax of the Tax Code.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards held by our named executive officers as of December 31, 2019.

	Equity	Equity
	Incentive	Incentive
	Plan Awards:	Plan Awards:
	Number of	Market Value
	Unearned Shares	of Unearned
	That Have Not	Shares That
	Vested	Have Not Vested
Name	(#) (1)	($) (2)
Randy L. Newman	80,791	1,846,074
Kris E. Compton (3)	—	—
Ann M. McConn	30,022	686,003

(1)

The awards vest based on the Company’s attainment of pre‑established performance goals as measured over a specified performance period generally spanning three or five years from the date of grant. If the executive’s employment ends due to retirement at or after age 60 with at least 10 years of service, death, or disability, upon such termination the executive shall become vested at the target level of performance.

(2)	The market value of the shares as reported here is based on the closing price of our shares on December 31, 2019, which was $22.85.
(3)

Ms. Compton’s outstanding awards vested upon her retirement from the Company on December 31, 2019, pursuant to the terms of her award agreements. As of that date, 29,313 outstanding shares vested, with a market value of $669,802.

Equity Incentive Plans

All outstanding stock awards were made under our 2009 Stock Plan for executive officers and employees. All stock awards made to non-employee directors were previously issued under our Stock Grant Plan for Non-Employee Directors. Future awards will be made under our 2019 Equity Incentive Plan, which was approved by the Board on February 21, 2019, and approved by our stockholders on May 6, 2019. Each plan is described in more detail below.

2009 Stock Plan

  Under the 2009 Stock Plan, the Compensation Committee was permitted to grant a wide variety of equity awards, including stock options, stock appreciation rights, or SARs, restricted stock, and restricted stock units, in such forms and amounts as it deemed appropriate to accomplish the goals of the plan. The plan provided the Compensation Committee with broad discretion to determine the amounts, conditions, and restrictions of each award, and to adjust awards as necessary. As adjusted for a three-for-one stock split, 1,350,000 shares were available for issuance. Shares that were forfeited, subject to options that were cancelled or expired prior to exercise, withheld in connection with satisfaction of tax obligations, used by participants for payment of purchase price, or otherwise subject to an award that was terminated, became available for reissuance under the plan. Shares vested, became exercisable and contained such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participant receiving the award. The plan provided that each annual award must have time-based and performance-based vesting components. The plan provided for acceleration of vesting upon a change in control. Following the approval of our 2019 Equity Incentive Plan by our stockholders, no additional awards may be granted under our 2009 Stock Plan.

Stock Grant Plan for Non-Employee Directors

  The Alerus Financial Corporation Stock Grant Plan for Non-Employee Directors allowed the Company to grant shares of our Common Stock to non-employee directors of the Company and its subsidiaries as an annual retainer payment. The plan aimed to enhance the Company’s ability to attract and retain the services of non-employee directors by compensating them for contributing to the Company’s long-term financial success and to encourage such non-employee directors to accumulate ownership in the Company to further align their interests with those of our stockholders.

As adjusted for a three-for-one stock split, 180,000 shares were authorized for issuance under the plan. Pursuant to the terms of the plan, each non-employee director of the Company or a subsidiary received an annual grant of 1,800 shares of our Common Stock effective as of the date of our annual stockholder meeting. All shares granted under the plan were immediately vested on the grant date. The plan was terminated by the Board on November 11, 2019.

2019 Equity Incentive Plan

The 2019 Equity Incentive Plan was adopted by our board on February 21, 2019 and became effective on May 6, 2019, upon approval by our stockholders. The plan is designed to promote the Company’s long-term financial success by providing a means to attract, retain, and reward individuals who can, and do, contribute to such success, and to further align their interests with those of the Company’s stockholders. Pursuant to the plan, the Compensation Committee may grant awards to eligible participants in the form of incentive and non-qualified stock options, stock awards, stock appreciation rights, and other incentive awards. Up to 1,100,000 shares of common stock are available for issuance under the plan, all of which remain available as of December 31, 2019. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the participants receiving the awards. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests.

The plan allows for acceleration of vesting and exercise privileges of awards at the discretion of the Compensation Committee. If a participant is terminated for cause, then all vested and unvested awards are forfeited upon termination. In addition, unless otherwise provided in an award agreement, upon the occurrence of a change in control of the Company, all stock options and SARs under the plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the plan is not an obligation of the successor entity following a change in control or (ii) the plan is an obligation of the successor entity following a change in control but the participant incurs a termination of service without cause or for good reason following the change in control. If vesting of an outstanding award is conditioned upon the achievement of performance measures, then (i) if, at the time of the change in control, the established performance measures are less than 50% attained, then such award shall become vested and exercisable on a fractional basis with the numerator being the percentage of attainment and the denominator being 50% upon the change in control and (ii) if, at the time of the change in control, the performance measures are at least 50% attained, then such award shall become fully earned and vested immediately upon the change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the Company’s  Common Stock, as of March 13, 2020 by:

•	each stockholder known by us to beneficially own more than 5% of our outstanding Common Stock;
•	each of the Company’s named executive officers;
•	each of the Company’s directors; and
•	all of the Company’s directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days, including any right to acquire such securities (i) through the exercise of any option, warrant or right, (ii) through the conversion of a security, (iii) pursuant to the power to revoke a trust, discretionary account or similar arrangement or (iv) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, Common Stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 17,302,799 shares of our Common Stock outstanding as of March 13, 2020.

Except as otherwise indicated, the address for each stockholder listed in the table below is: c/o Alerus Financial Corporation, 401 Demers Avenue, Grand Forks, North Dakota 58201.

	Shares Beneficially
	Owned (1)
Name	#	%
5% of stockholders:
ESOP	1,259,122	7.3%
Directors and named executive officers:
Randy L. Newman (2)	720,887	4.2%
Kris E. Compton (3)	286,335	1.7%
Ann M. McConn (4)	57,404	*	%
Karen M. Bohn	42,675	*	%
Lloyd G. Case	40,661	*	%
Daniel E. Coughlin (5)	35,130	*	%
Kevin D. Lemke (6)	94,659	*	%
Michael S. Mathews	3,056	*	%
Sally J. Smith	87,665	*	%
Galen G. Vetter (7)	38,083	*	%
All directors and executive officers as a group (13 persons) (8)	1,435,641	8.3%

*Indicates one percent or less.

(1)

Beneficial ownership includes shares of unvested restricted stock that stockholders are entitled to vote but does not include – shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved.

(2)

Includes 41,097 shares of unvested restricted stock, 84,056 shares held in the ESOP and 168,905 shares held by Mr. Newman’s spouse. Excludes 40,112 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved. A total of 166,905 shares are pledged as security for indebtedness.

(3)	Includes 65,338 shares held in ESOP. Also includes a total of 51,853 shares held by Ms. Compton’s spouse, including 11,364 shares held individually, and 40,489 shares held in the ESOP.
(4)

Includes 20,542 shares of unvested restricted stock and 9,512 shares held in the ESOP. Excludes 13,922 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved.

(5)	Includes 17,356 shares held jointly with Mr. Coughlin’s spouse.
(6)	Includes 19,000 shares held by Mr. Lemke as trustee of the Doreen D. Lemke Testamentary Family Trust.
(7)	Includes 438 shares held by Mr. Vetter’s spouse and 1,562 shares held by Vetter Community Resource, LLC, an entity that is 50% owned by Mr. Vetter and 50% owned by his spouse.
(8)

Includes 80,464 shares of unvested restricted stock and 199,395 shares held in the ESOP. Does not include 73,573 shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved. A total of 166,905 shares are pledged as security for indebtedness.

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC and with the exchange on which our shares of Common Stock are traded (Nasdaq). These persons are also required to furnish us with copies of all Section 16(a) forms they file.  We are not aware that any of our directors, executive officers, or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, the following is a description of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of any class of our voting securities, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Our directors, officers, certain of our beneficial owners of more than five percent of our Common Stock and their respective associates were clients of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to lend with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s  board of directors in accordance with applicable bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Other Related Party Transactions

Bill Carlson is the brother-in-law of Randy Newman, our Chairman, Chief Executive Officer and President, and is employed by the Bank as a Lead Business Advisor. Mr. Carlson is not an executive officer of the Company. During 2019, Mr. Carlson’s total compensation was approximately $197,615.

Mike Compton is the husband of Kris Compton, our former Executive Vice President and Chief Strategy Officer, and was employed by the Bank as a Lead Business Advisor until his retirement effective October 5, 2019. Mr. Compton was not an executive officer of the Company. During 2019, Mr. Compton’s total compensation was approximately $166,816.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or the Bank with related parties, including those described above, are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). The Company has adopted policies to comply with these regulatory requirements and restrictions.

Our Board has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the Nasdaq Stock Market concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent stockholders and the immediate family members of these persons. The Audit Committee, in consultation with management and outside counsel, as appropriate, reviews potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. The Company’s Related Party Transactions Policy is available on our website at investors.alerus.com.

PROPOSAL  2 - RATIFICATION OF THE APPOINTMENT OF CLIFTONLARSONALLEN LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has reappointed CliftonLarsonAllen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. In considering the reappointment of CliftonLarsonAllen LLP for 2020, the Audit Committee reviewed, among other considerations, the quality of services provided, both historically and on the most recent audit; the firm’s capability and expertise, particularly with respect to the financial services industry and its resources; the communication and interaction by the firm’s audit team with the Audit Committee and management; the firm’s independence, objectivity and professional skepticism; and the appropriateness of the firm’s fees. Stockholders are being asked to ratify the appointment of CliftonLarsonAllen LLP as our independent registered public accounting firm for 2020.   If the appointment of CliftonLarsonAllen LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. The Board has invited representatives of CliftonLarsonAllen LLP to be present at the Annual Meeting and expects that they will attend the meeting to respond to appropriate questions and to make a statement, if they so desire.

Stockholder Vote Necessary to Ratify the Appointment of CliftonLarsonAllen LLP as the Company’s Independent Registered Public Accounting Firm

Ratification of the appointment of CliftonLarsonAllen LLP must receive the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.  Abstentions will have the same legal effect as a vote “against” this matter, while broker non-votes, because they will not be counted as entitled to vote, will not affect the voting on this matter.

Board Recommendation

We recommend that you vote “FOR” the ratification of the appointment of CliftonLarsonAllen LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

Accountant Fees

For the fiscal years ended December 31, 2019 and 2018, the Company incurred the following fees for professional services performed by CliftonLarsonAllen LLP:

	2019	2018
Audit fees (1)	$402,124	$157,500
Audit-related fees (2)	4,546	1,770
Tax fees (3)	54,015	91,585
All other fees (4)	23,777	21,848

(1)

Audit fees include fees for professional services performed by CliftonLarsonAllen LLP for (i) the audit of the Company’s consolidated financial statements, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10‑Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, (iv) other services that generally only the principal accountant can provide, and (v) for 2019, includes fees for services associated with the filing of our Registration Statement on Form S-1 and related comfort letter procedures in connection with our IPO.

(2)

Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  These services may include accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)	Tax fees include fees incurred for professional services rendered for tax compliance, tax advice and preparation of corporation income tax returns.
(4)	All other fees include amounts billed for reimbursement of out-of-pocket costs, primarily relating to travel.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by CliftonLarsonAllen LLP is incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  We have adopted a pre‑approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm.  As part of its pre‑approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the Security and Exchange Commission’s rules on auditor independence.  In accordance with the pre‑approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by CliftonLarsonAllen LLP for up to twelve months from the date of the pre‑approval.  All of the services referred to above for 2019 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2019. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10‑K.  The committee is currently comprised of Ms. Bohn, Mr. Case and Mr. Vetter.  All of the members have been determined to be “independent,” as defined by Nasdaq.

The Audit Committee has reviewed and discussed our audited financial statements for 2019 with our management and CliftonLarsonAllen LLP, our independent registered public accounting firm, with respect to the 2019 fiscal year. The Audit Committee has also discussed with CliftonLarsonAllen LLP the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) and received and discussed the written disclosures and the letter from CliftonLarsonAllen LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with CliftonLarsonAllen LLP its independence.  Based on the review and discussions with management and CliftonLarsonAllen,  LLP the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Karen M. BohnLloyd G. Case

Galen G. Vetter (chair)

OTHER MATTERS

Upon written request addressed to Jerrod Hanson, Alerus Financial Corporation, P.O. Box 6001, Grand Forks, North Dakota, 58206‑6001, from any person solicited herein, we will provide, at no cost, a copy of our 2019 Annual Report on Form 10‑K as filed with the SEC.

Our Board does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors

Randy L. Newman
President, CEO, and Chairman

Grand Forks, North Dakota

April 1, 2020

ANNUAL MEETING OF STOCKHOLDERS OF ALERUS FINANCIAL CORPORATION May 12, 2020 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The Notice and Proxy Statement and Annual Report are available at http://www.astproxyportal.com/ast/19579/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830000000000010100 0 051220 other matters that may properly come before the annual meeting and any FOR ALL EXCEPT O Randy L. Newman indicate your new address in the address space above. Please note that this method. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE LISTED UNDER PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO Karen M. Bohn O Lloyd G. Case WITHHOLD AUTHORITYO Daniel E. Coughlin FOR ALL NOMINEESO Kevin D. Lemke O Michael S. Mathews (See instructions below)O Sally J. Smith O Galen G. Vetter INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of the appointment of CliftonLarsonAllen LLP as the independent public accounting firm for the Corporation for the fiscal year ending December 31, 2020. NOTE: This proxy will be voted in the discretion of the named proxies upon all adjournments or postponements of the meeting. HOUSEHOLDING ELECTION - Mark “X” here if you consent to receive certain future investor communications in a single package per household. Mark “X” here if you plan to attend this meeting. To change the address on your account, please check the box at right and changes to the registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL MEETING OF STOCKHOLDERS OF ALERUS FINANCIAL CORPORATION May 12, 2020 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on May 11, 2020. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the annual meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20830000000000010100 0 051220 fiscal year ending December 31, 2020. other matters that may properly come before the annual meeting and any FOR ALL EXCEPT O Randy L. Newman indicate your new address in the address space above. Please note that this method. Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE LISTED UNDER PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO Karen M. Bohn O Lloyd G. Case WITHHOLD AUTHORITYO Daniel E. Coughlin FOR ALL NOMINEESO Kevin D. Lemke O Michael S. Mathews (See instructions below)O Sally J. Smith O Galen G. Vetter INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. Ratification of the appointment of CliftonLarsonAllen LLP as the independent public accounting firm for the Corporation for the NOTE: This proxy will be voted in the discretion of the named proxies upon all adjournments or postponements of the meeting. HOUSEHOLDING ELECTION - Mark “X” here if you consent to receive certain future investor communications in a single package per household. Mark “X” here if you plan to attend this meeting. To change the address on your account, please check the box at right and changes to the registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of StockholderDate: IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The Notice and Proxy Statement and Annual Report are available at http://www.astproxyportal.com/ast/19579/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

- 0 ALERUS FINANCIAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 12, 2020 The undersigned hereby appoints Jerrod Hanson and Doug Carpenter, or either of them acting in the absence of the other, with power of substitution, as attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Alerus Financial Corporation to be held at the Alerus Center, located at 1200 42nd Street South, Grand Forks, North Dakota, on Tuesday, May 12, 2020, at 1:30 p.m., local time, and at any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH NOMINEE LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2. (Continued and to be signed on the reverse side.) 14475 1.1